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                                                                Exhibit 10.2


                              BOB EVANS FARMS, INC.
                      SUMMARY OF PERFORMANCE INCENTIVE PLAN

         On May 9, 2005, the Compensation Committee of the Board of Directors of Bob Evans Farms, Inc. (the "Company") approved a new Performance Incentive Plan (the "Performance Incentive Plan") for the executive officers and senior management of the Company and its subsidiaries.

          The purpose of the Performance Incentive Plan is to maximize stockholder value over time by aligning executive compensation with the Company's financial and operational performance, individual contribution and stockholder returns. The Compensation Committee continues to believe that a large portion of executive compensation should be at-risk and stock-based to ensure that significant awards are received by executive officers only when stockholder value is created. The Performance Incentive Plan was developed by the Compensation Committee with the assistance of a nationally recognized consulting firm who, among other things, benchmarked compensation practices of companies in the Company's peer group and advised the Compensation Committee on appropriate compensation guidelines.

         Awards under the Performance Incentive Plan consist of stock options, restricted stock awards and cash bonuses. The Compensation Committee has established two categories of participants in the Performance Incentive Plan. "Tier 1" participants include the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers"). "Tier 2" participants include the Company's other executive officers and senior management (i.e., all employees categorized in grades M07 through M11).

TIER 1 PARTICIPANTS

         The amount of incentive compensation that a Named Executive Officer can receive under the Performance Incentive Plan is equal to a multiple of the Named Executive Officer's annual base salary established by the Compensation Committee (the "Base Salary Multiple"). The amount obtained by multiplying the Named Executive Officer's annual base salary by the Base Salary Multiple is the Named Executive Officer's "Target Incentive Compensation." For example, if a Named Executive Officer's annual base salary is $150,000 and the Compensation Committee establishes his Base Salary Multiple at 150%, the Named Executive Officer's Target Incentive Compensation would be $225,000 (to be paid in addition to the Named Executive Officer's base salary, cash bonus and other compensation). Incentive compensation under the Performance Incentive Plan is payable to the Named Executive Officers in the form of stock options and restricted stock as described below.

         Once the Named Executive Officer's Target Incentive Compensation is determined, the Named Executive officer will automatically receive a grant of stock options with a value equal to 25% of that amount as incentive compensation. Based on the example in the preceding paragraph, the Named Executive Officer would receive a grant of stock options worth $56,250 (25% of $225,000). The Compensation Committee has determined that this automatic grant of stock options is an appropriate form of incentive compensation because the value of the stock options is inherently tied to Company performance - the stock options are worthless unless the price of the Company's common stock increases after the grant date. The stock options (which will be granted to the Named Executive Officers after the end of the fiscal year) will be incentive stock options up to applicable statutory limits and the balance will be non-qualified stock options.

         The remaining 75% of each Named Executive Officer's Target Incentive Compensation is at-risk and will be awarded in the form of restricted stock only if specific performance goals established by the Compensation Committee are achieved (e.g., specific earnings per share and operating income amounts for designated business units). Based on the example in the preceding paragraph, the Named Executive Officer would receive restricted stock worth $168,750 (75% of $225,000) if the performance goals established by the Compensation Committee were achieved. If the performance goals are partially achieved, the Named Executive Officer may receive part of the at-risk portion of his Target


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Incentive Compensation. The Compensation Committee will establish a minimum threshold performance level (in most cases 80% of the target performance goals) that must be met for the Named Executive Officer to receive any part of the at-risk portion of his Total Incentive Compensation. If the performance goals are exceeded, the Named Executive Officer will receive up to 150% of the at-risk portion of his Target Incentive Compensation, depending on the amount by which the performance goals were exceeded.

         For the Company's fiscal year beginning on April 30, 2005 ("Fiscal 2006"), the Compensation Committee has established the following Base Salary Multiples and performance goals for each of the Named Executive Officers:


                                                Base Salary
             Name and Title                       Multiple               Performance Goals
             --------------                     -----------              -----------------
Stewart K. Owens                                    250%         Earnings per share of the Company
     Chairman, Chief Executive Officer,
     President and Chief Operating Officer

Donald J. Radkoski                                  105%         Earnings per share of the Company
     Chief Financial Officer, Treasurer and
     Secretary

Roger D. Williams                                   105%         Earnings per share of the Company (25%)
     Executive Vice President - Food Products                    Operating income of the Company's Food Products
                                                                 segment (75%)

Randall L. Hicks                                     75%         Earnings per share of the Company (25%)
      Executive Vice President - Restaurant                      Operating income of Bob Evans restaurants (75%)
     Operations

Russell W. Bendel                                    75%         Operating income of SWH Corporation (Mimi's Cafe
     Chief Executive Officer - SWH Corporation                   restaurants)
     d/b/a Mimi's Cafe

TIER 2 PARTICIPANTS

          The total amount of incentive compensation that a Tier 2 participant can receive under the Performance Incentive Plan is equal to a multiple of the Tier 2 participant's annual base salary. Each Tier 2 participant's base salary multiple will be established by the appropriate Named Executive Officers, except that the Compensation Committee will establish the base salary multiple for Tier 2 participants who are executive officers.

          All incentive compensation for Tier 2 participants is at-risk based on the achievement of performance goals established by the Compensation Committee. For Fiscal 2006, the Compensation Committee has established earnings per share as the performance goal for all Tier 2 corporate support employees and business unit operating income as the performance goal for Tier 2 participants whose job responsibilities are primarily related to a particular business unit (e.g., Bob Evans and Owens Country Sausage combined food products, Bob Evans food products, Bob Evans restaurants, Owens food products, Mimi's Cafe restaurants, etc.). If a Tier 2 participant's performance goal is achieved, the Tier 2 participant may receive 100% of his or her target incentive compensation. If the performance goal is partially achieved, the Tier 2 participant may receive a portion of his or her target incentive compensation. The Compensation Committee will establish a minimum threshold performance level (e.g. 60% of the target performance goal) that must be met in order for any incentive compensation to be awarded. If the performance goal is exceeded, the Tier 2 participant will receive up to 150% of his or her target incentive compensation, depending on the amount by which the performance goal was exceeded.

         Tier 2 participants will receive one-half of their incentive compensation under the Performance Incentive Plan in the form of cash and the remaining one-half in the form of restricted stock.


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GENERAL

         All incentive compensation awards under the Performance Incentive Plan will vest over a period of three (3) years beginning on the first anniversary of the date the award was made. The exercise price of stock options and the grant price of restricted stock awards made under the Performance Incentive Plan will be equal to the closing price of the Company's common stock on the Nasdaq National Market on the date the stock options and restricted stock awards are made. All awards of stock options and restricted stock will be granted under the Company's First Amended and Restated 1998 Stock Option and Incentive Plan (or, for fiscal years after Fiscal 2006, any subsequent employee compensation plan approved by the Company's stockholders).

         The Performance Incentive Plan is effective beginning with Fiscal 2006. The Compensation Committee may amend or terminate the Performance Incentive Plan at any time.